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                [LOGO OF BURLINGTON NORTHERN INC. APPEARS HERE]


                                                                      EXHIBIT 99



                                                      Contact:  Dick Russack
                                                                (202) 828-3663

FOR IMMEDIATE RELEASE

                BURLINGTON NORTHERN BOARD REAFFIRMS COMMITMENT
                              TO SANTA FE MERGER

Fort Worth, TX, Oct. 6--The Board of Directors of Burlington Northern Inc. (BN) today repeated its commitment to consummate the merger of BN and Santa Fe Pacific Corporation (Santa Fe), as announced on June 30. The Board reaffirmed its intent to file the Santa Fe merger application with the Interstate Commerce Commission (ICC) next week.

BN said the UP proposal would eliminate choice and competition for customers throughout the west and increase UP's existing dominance in the Western United States. Among its many adverse impacts, the UP proposal would eliminate Santa Fe's competition to the UP on the critical Chicago and Midwest to California route. In addition, many Kansas and Oklahoma wheat farmers would be captive to the UP to move their crops to Gulf ports.

While the BN-Santa Fe merger is an end-to-end combination, more than 5,000 of Santa Fe's 8,500-mile route system parallels and overlaps UP's system, which means less competition and greater employee impact. The UP and Santa Fe systems are essentially parallel from Los Angeles to Chicago and from Kansas to Texas. Savings from the UP proposal will come at the expense of rail service, employment and facility reductions due to overlapping systems.

BN pointed out that the Union Pacific (UP) has conceded that its proposal will not receive ICC approval without massive protective arrangements for other carriers. UP wrongly believes that negotiating with other carriers will eliminate the substantial anti-competitive impacts of the merger. In contrast, the BN-Santa Fe merger enhances competition.

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